Exhibit 10.1

DATED THIS 10th DAY OF FEBRUARY 2009

BETWEEN

ACTIVE VALOR INTERNATIONAL LIMITED

AND

SECURED DIGITAL APPLICATIONS, INC

AND

DIGITALAPPS SDN BHD

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SHAREHOLDERS AGREEMENT

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THIS AGREEMENT is dated this 10th  day of  February, 2009.

BETWEEN

(1)
ACTIVE VALOR INTERNATIONAL LIMITED, a private limited company incorporated in British Virgin Islands and having its registered office at Portcullis Trustnet Chambers, P.O. Box 3444, Road Town, Tortola British Virgin Islands (hereinafter referred to as "AVI") of the first part;

AND

(2)
SECURED DIGITAL APPLICATIONS, INC, a company incorporated in Delaware, United States of America and having its business address at 230 Park Avenue, 10th Floor, New York, NY 10169 (hereinafter referred to as "SDA") of the second part;

AND

(3)
DIGITALAPPS SDN BHD, a private limited company incorporated in Malaysia and having its registered office 32B, Jalan SS2/66, 47300 Petaling Jaya, Selangor (hereinafter referred to as “the Company”) of the third part;

WHEREAS :-

(A)
The Company is in the business of providing mobile Voice Over Internet Protocol (“VoIP”) application, information technology and multimedia content production services, biometric security solutions and RFID-enabled applications.

(B)
The Company and SDA are desirous of raising additional capital to fund the roll out of mobile VoIP applications including VoIP voice calls, mobile advertising and mobile video sharing services in China.

(C)
The parties hereto wish to conclude this Agreement to set down their mutual understandings in respect of the Business of the Company, their respective shareholdings and to regulate their relationship as shareholders of the Company.

NOW THEREFORE THIS AGREEMENT WITNESSETH as follows :-

1.	INTERPRETATION AND DEFINITIONS

Save as otherwise defined herein, all terms used shall have the meanings ascribed to them in the Subscription Agreement.  In this Agreement, unless otherwise required or indicated by the context, the singular shall include the plural and vice versa, words indicating any one gender shall include the other genders, words indicating natural persons shall include legal persons and bodies corporate and vice versa, terms defined elsewhere in this Agreement shall have the meanings respectively assigned to them and the following terms shall have the meanings respectively assigned to them hereunder, namely:-

"Act"	means the Malaysian Companies Act, 1965, as amended or revised from time to time;

"Agreement"	means the agreement recorded in this document;

“Board”	means the board of Directors of the Company for the time being;

"Business"	means the business as described in the Recitals hereto;

"Business days"	means all days of the week excluding Saturdays and Sundays and public holidays in Malaysia;

"Company"	means DIGITALAPPS SDN BHD (Company No : 721697-W) a private limited company incorporated in Malaysia and having its registered office 32B Jalan SS2/66, 47300 Petaling Jaya, Selangor, Maaysia.

“Director & Directors”	means one or more directors of the Company for the time being;

“Issue Price”	means the price at which each Share shall be issued to AVI which shall be RM1.00;

"Members"	means the shareholders of the Company from time to time in terms of this Agreement and "Member" shall have a corresponding meaning;

“Parties”	means the Company, AVI and SDA and “Party” means any one of them;

“Person or Persons”	means one or more individuals, partnerships, limited liability companies, corporations, trusts, unincorporated associations or government authorities or agencies;

“Ringgit Malaysia or RM”	means the lawful currency of Malaysia

“Share(s)”	means the ordinary shares of Ringgit Malaysia One (RM1.00) each only in the Company;

“Subscription Shares”	means the nine hundred (900) Shares to be subscribed for by AVI at the Issue Price per share.

“Shareholder(s)”	means the holders of the Shares in the Company;

2.	DURATION

The obligations of the parties under this Agreement shall take effect from the date of the execution of this Agreement (hereinafter referred to as “the Effective Date”) and shall subject to early termination in accordance with the provisions hereunder, subsist until such time as determined in writing by mutual agreement of the parties.

3.	AGREEMENT

3.1	AVI and SDA in consideration of the mutual promises and covenants set forth herein hereby agree to enter into this Agreement to regulate their relationship as shareholders of the Company.

3.2	The Company shall be party to and be bound by the terms of this Agreement.

3.3	The Business of the Company shall be conducted in its best interests on sound commercial principles subject to the provisions of this Agreement and in accordance with all applicable laws of Malaysia.

3.4	On the Effective Date, the shareholdings of the parties in the Company shall be as set out hereinbelow :

Name	No. of Shares	Percentage (%)
AVI	900	90
SDA	100	10

Total	1000	100.0

3.5
Notwithstanding any clause herein or in the Articles of Association of the Company, AVI and SDA shall be entitled to transfer any portion of the Shares held by it to any of its nominee, subsidiary or associated companies at any time it deems fit by service of written notice and the Parties hereto shall pass the requisite resolutions to give effect to the same.

3.6	In consideration of AVI acquiring ninety (90) percent equity in the Company, AVI shall pay to SDA a guaranteed income of $3,900,000.00 payable over a period of three (3) years:

Year	Amount (US$)

2009	1,200,000.00
2010	1,300,000.00
2011	1,400,000.00

3.7	The method of payment by AVI to SDA shall be in the form of cash or payment by third parties on behalf of AVI or any other mode of payment as the Parties may mutually agree.

3.8
AVI and SDA shall use their best  effort to list the  Company’s  shares on an Asian stock exchange within three (3) years from the Effective Date of this Agreement subject to the Company meeting the listing requirements.

3.9
AVI will provide up to $11.5 million to  fund the roll out  of  the  Company’s mobile VoIP services that shall include mobile VoIP calls, mobile advertising and mobile video sharing applications in China within one (1) year from the Effective Date of this Agreement.

4.	THE COMPANY

4.1
The Memorandum and Articles of Association of the Company shall be drawn or amended, as the case may be, so as to ensure conformity with the provisions of this Agreement. In the event of any conflict between the terms of this Agreement and the Articles of Association of the Company, the terms of this Agreement shall prevail.

4.2	The main objects of the Company shall include the carrying on of the Business in accordance with the terms and conditions contained herein.

4.3	The authorised share capital of the Company presently is RM100,000.00 divided into 100,000 ordinary shares of RM1.00 each

4.4
Subject to the other provisions of this Agreement, the shareholding ratio of the parties in the Company shall at all times be maintained at the proportions set out in Clause 3.4 above unless otherwise mutually agreed by the parties.

4.5	The registered office of the Company shall be at 32B Jalan SS2/66, 47300 Petaling Jaya, Selangor unless otherwise determined in writing by AVI.

4.6
A resolution for the appointment of two (2) persons nominated by AVI and one (1) person by the SDA as directors for the Company shall be adopted on the Effective Date (unless already done prior to the Effective Date) at a Board Meeting or General Meeting of the Company as the case may be.  Notwithstanding the provision of this Clause, AVI has the prerogative to nominate one (1) person as director at the time of execution of this Agreement.

4.7	The financial year end of the Company shall be 31st December or any other date mutually agreed upon by the parties to this Agreement.

4.8.
Each of the parties hereto covenant and undertake to the other that it will use its best endeavours to contribute its expertise and resources including but not limited to the matters as set out below to ensure the successful operation of the Company :

4.8.1	The Members shall collectively assist in setting the policies and direction of the Company at the Board level.

4.8.2	The Parties respectively covenant with each other that for the duration of this Agreement :

(a)	to support and complement each other for the mutual benefit and enhancement of the Business of the Company as agreed;.

(b)
to make the requisite declarations at the earliest time possible in any event where the private businesses of the Members may give rise to any potential conflict or conflict of interests with the business of the Company.

4.8.3	Nothwithstanding clause 4.8.2(b) above, AVI agrees that SDA or its subsidiaries shall be not be restricted in any manner whatsoever to conduct the same Business as the Company in any country.

4.9	AVI shall have the sole right to change or appoint the auditors and/or the corporate secretary/company secretary of the Company as it deems fit.

5.	MEETINGS OF MEMBERS

5.1
The quorum for general meetings and all adjourned general meetings shall comprise two (2) Members of the Company. Members may be represented by their duly authorised corporate representatives or  proxy who, provided that he is duly appointed as such, shall be entitled to speak and vote on behalf of the Member appointing him/her.

5.2
Fourteen (14) days notice shall be given for all annual and extraordinary general meetings of the Company save for those meetings requiring special resolutions which shall require twenty-one (21) days.

5.3
The Chairman at meetings of Members shall be a representative of or a person nominated by AVI, failing which such other director as may be appointed by the board of Directors (“the Board”). The Chairman shall have a second or casting vote in addition to his deliberative vote as a representative of a Member.

5.4
A written resolution signed on behalf of all of the Members, whether on the same document or on different documents in identical terms, shall be as valid and effective as a resolution duly passed at a duly constituted meeting of Members, provided that such written resolution shall be placed in the minute book of the Company.

6.	DIRECTORS

6.1	The Company shall be managed by a Board of Directors. Unless otherwise agreed the number of directors shall be three (3), one a nominee of SDA and two (2) being nominees of AVI.

6.2
Each of the Members shall be entitled to appoint their representatives to the Board of Directors and to remove any such director and to replace any such director who is removed or ceases for any other reason to be a director. Any appointment to or removal from the office of director shall be made by notice in writing to the Company and shall take effect immediately upon such notice.

6.3
In the event that the shareholding ratio ceases to be as set out in Clause 3.5 hereof, the number of directors which each party is entitled to appoint shall be varied to reflect the proportion of the new shareholdings (as far as may be practicable).

6.4	Any person appointed as a director shall :-

6.4.1	hold office until;

6.4.1.1	he shall have been removed therefrom by the Member so appointing him; or

6.4.1.2	he shall have resigned therefrom by notice in writing to the Company; or

6.4.1.3	he shall have been disqualified therefrom for any reason whatsoever;

6.4.2	be entitled to hold shares in the share capital of the Company;

6.4.3	be entitled, with the written consent of the Member so appointing him (if applicable) to appoint an alternate director to himself.

6.5	The directors shall meet as often as is necessary for the effective management of the Company, but not less than once every year.

6.6
Notice of all meetings of directors shall be given to the directors or their alternate, as the case may be, at least seven days prior to the holding of such meeting. Notices of directors' meetings shall be sent by courier service or telefax to the directors as such telefax numbers of which they may notify the Company from time to time and also to the Members in accordance with the provisions of Clause 13.

6.7
Decisions of directors may only be taken at meetings of which a quorum is present. A quorum for any meeting of directors or adjournments thereof shall be two (2) directors.  If such a quorum is not present at any meeting of the directors within half-an hour of the time appointed for the meeting then such meeting shall stand adjourned to a date seven (7) days from the date of the said meeting at the same time and place (hereinafter referred to as “the Adjourned Board Meeting”).  At any Adjourned Board Meeting of the directors, only matters specified in the notice of the initial meeting of the directors may be decided. PROVIDED ALWAYS THAT in the event of the day being a public holiday the Adjourned Board Meeting shall be held on the next Business Day at the same time and place.

6.8	Subject to the quorum being present, all resolutions of the Board of Directors shall be approved by a simple majority vote of the directors present.

6.9
A circular resolution signed by a majority of the Directors, whether on the same document or on different documents in identical terms, shall be as valid and effective as a resolution duly passed at a duly constituted meeting of directors, provided that such circular resolution shall be placed in the minute book of the Company.

6.10
The Parties hereto agree that a Director shall be permitted to participate and vote at a meeting of Directors through the use of teleconferencing and/or video conferencing facilities subject always that the Directors participating at that meeting shall reconfirm with each other prior to the adjournment of that meeting:

(a)	all resolutions made; and

(b)	that each one has heard the other clearly;

and all such resolutions shall be reduced to writing to be duly executed by the participating Directors within twenty four (24) hours from the time of meeting and the written document shall be recorded in the minute book.

6.11	The Chairman of the Board of Directors of the Company shall be a director appointed by the Board of Directors and shall be a representative of AVI.

7.	CONDUCT OF THE BUSINESS OF THE COMPANY

7.1	The parties hereto agree to work together to manage the Company.

7.2	AVI shall be entitled to nominate a person(s) and the Company shall appoint the nominated person as the Executive Chairman and Managing Director of the Company.

7.3	The terms of employment and particularly the remuneration and responsibilities of any other key or senior personnel shall be subject to mutual agreement of the Parties.

7.4	Dividends shall be declared by the Board of Directors at their discretion from time to time.

8.	FINANCING

The working capital financial requirements of the Company in excess of the present paid up capital of the Company shall be funded by AVI.

9.	CONFIDENTIALITY

9.1
None of the parties shall, during the period of this Agreement or at any time thereafter, divulge or communicate to any person any confidential information concerning the business or finances of the Company or any dealings, transactions or affairs or other information relating to the parties pertaining to the Company and its business. For the purposes of this Clause 9, "confidential information" shall mean all information, know-how, data, specifications, reports and other materials, whether in written, oral, electronic or visual form, trade secrets customer supplier or clientele listings, but does not include information which at the time of disclosure thereof, is in the public domain or, after disclosure, becomes part of the public domain by publication or otherwise, through no fault of the parties or any of them. The parties shall procure that their employees, directors, consultants and agents (if any) shall be bound to the restrictions contained in this Clause 9.

9.2
The confidentiality provisions as contained in sub-Clause 9.1 above shall not apply to any disclosure of confidential information for purposes of enforcing any provision of this Agreement nor shall they apply to any disclosure made in compliance with any requirements of law or where such disclosure is required by any governmental authority or regulatory body.

9.3	These confidentiality provisions shall survive the termination of this Agreement and shall be binding on the parties for a period of three (3) years from the termination of this Agreement.

10.	MUTUAL SUPPORT

The parties undertake to do or to procure the doing of such things and to perform or procure the performance of all acts necessary for or incidental to the putting into effect or the maintenance of this Agreement and to deal with each other and with the Company in the utmost good faith.

11.	TERMINATION

Should any party (the "defaulting party") :

11.1	commit any act of insolvency or bankruptcy as defined in the insolvency or bankruptcy legislation of its home jurisdiction; or

11.2	be wound up, whether provisionally or finally and whether compulsorily or voluntarily or be placed under judicial management or have a receiver appointed over the whole or any part of its assets; or

11.3	enter into any arrangement or compromise with any of its creditors; or

11.4	be the subject of any resolution passed for its winding up or dissolution; or

11.5
have a judgment given against it/him in any court of law which, if appealable, is not appealed against within the period allowed for the lodging of such an appeal or if not subject to an appeal, remains unsatisfied for a period of ten (10) days; or

11.6	die or become insane (for natural persons); or

11.7	breach any of the terms and conditions of this Agreement;

then the other party or parties (the "Aggrieved party or parties") shall be  entitled forthwith in the case of sub-Clauses 11.1 to 11.6, both inclusive, and in the case of sub-Clause 11.7 where the defaulting party has failed to remedy such breach within a period of fifteen (15) business days after receipt or deemed receipt of written notice pursuant to Clause 13 by the Aggrieved party requiring it to do so, to terminate this Agreement by written notice to that effect given to the defaulting party, which termination shall be effective immediately upon delivery of the said notice and  without prejudice to any other rights which the Aggrieved party may have at law.  The Aggrieved party or parties shall also be entitled to purchase the shares of the defaulting party (except if the provisions under Clause 11.6) in proportion to their shareholdings then prevailing at fifty percent (50%) of the net tangible assets (NTA) of the shares of the defaulting party based on the NTA of the Company as at the calendar quarter immediately preceding the default (to be determined by the Company Auditors) by written notice delivered to the defaulting party any time after the delivery of the notice of termination.  If the Aggrieved party or parties elect not to or are unable to purchase such shares at 50% of the NTA value of those shares the parties shall share equally any costs and expenses necessary or required in the liquidation or dissolution process.

In the event the provisions under Clause 11.6 apply the Aggrieved party or parties shall have full benefit of the above provision save that the shares shall be acquired at One Hundred (100%) per centum of the then prevailing net tangible assets per share of the Company as certified by the Company’s Auditors.

12.	MEDIATION

12.1	Any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or invalidity thereof, shall be settled in the following manner:

(a)
firstly, by mediation between all parties to this Agreement. The appointing authority shall be the appointed Mediator for the time being for the Kuala Lumpur Bar Council. The number of Mediators shall be one (1). The place of mediation shall be the Bar Council, No. 13, 15-17, Jalan Leboh Pasar Besar, 50050 Kuala Lumpur. The language to be used in mediation proceedings shall be the English Language.

(b)	in the event that Clause 12.1(a) is unsuccessful, only then by resort to the Courts of Malaysia.

13.	NOTICES

Any notice given by or to either party or by or to the Company in terms of this Agreement shall be given in writing and shall be delivered by hand to the responsible person or to their last known address (if not the address in this Agreement) or sent by courier service or prepaid certificate of post to the person and address as stated in this Agreement whereupon it shall be deemed to have been received when so delivered by hand or three (3) days after being sent by courier service or prepaid certificate of posting.

14.	OVERRIDING AGREEMENT

In the event of any conflict between the Articles of Association of the Company and this Agreement, the terms and conditions of this Agreement shall prevail. The parties shall take such steps as may be necessary to amend the Articles of Association of the Company to conform with the terms of this Agreement.

15.	GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by and interpreted under the laws of Malaysia for the time being in force.

16.	NO VARIATION

No variation of or addition or agreed cancellation to this Agreement shall be of any force or effect unless it is reduced to writing and signed by or on behalf of the parties.

17.	GENERAL

17.1
This Agreement constitutes the entire agreement between the parties regarding the subject matter hereof. No agreements, guarantees or representations, whether verbal or in writing, have been concluded, issued or made, upon which either party is relying in concluding this Agreement, save to the extent set out herein.

17.2	The headings appearing in this Agreement have been used for reference purposes only and will not affect its interpretation.

17.3
No indulgence, leniency or extension of time which a party (the "grantor") may grant or show to the other, will in any way prejudice the grantor or preclude the grantor from exercising any of his rights in the future.

17.4
If any particular provision and/or term of this Agreement is found to be defective or unenforceable or is cancelled for any reason (whether by any competent Court or otherwise) then the remaining provisions and/or terms shall continue to be of full force and effect. Each provision and/or term of this Agreement shall accordingly be construed as entirely separate and separately enforceable in the widest sense from the other provisions and/or terms hereof.

17.5	None of the parties hereto shall be entitled to cede or assign any of its rights, or delegate any of its obligation hereunder without the prior written consent of the other first being obtained.

17.6	Time wherever mentioned in this Agreement, shall be of the essence and shall be strictly adhered to unless otherwise extended or varied in writing by the parties.

18.	COSTS

Each party shall bear their own solicitors costs in the vetting negotiation and conclusion of this Agreement.

19.	FORCE MAJEURE

19.1	The parties hereto shall not have any claim of any nature whatsoever against each other for failure to fulfil their obligations under this Agreement by reason of force majeure.

19.2	If any obligation of either party is delayed by reason of force majeure, then the period for carrying out such obligation shall be extended to such date as is agreed by the parties hereto in writing.

19.3
For purposes of this Clause 19, "force majeure" shall include, without limitation, any acts of God, fires, strikes, wars, riots, earthquakes, floods, storms, typhoon lockouts, compliance with governmental requests, laws, regulations, orders or action not within the reasonable control, directly or indirectly, of the party affected, but only if and to the extent that, (a) such event, despite the exercise of reasonable diligence, cannot be or be caused to be prevented, avoided or removed by such party, (b) such event materially adversely affects (in cost and/or time) the ability of such party to perform its obligations under this Agreement and such party has taken all reasonable precautions, due care and reasonable alternative measures in order to avoid the effect of such event on such party’s ability to perform its obligations under this Agreement and to mitigate the consequences thereof, (c) such event is not the direct or indirect result of the failure of such party to perform any of its obligations hereunder and (d) such party has given the other party prompt notice describing such event, the effect thereof and the actions being taken in order to avoid, remove or mitigate the effect of such event, then either party shall be excused from performance and shall not be construed to be in default in respect of any obligation hereunder for so long as its failure to perform such obligation shall be due to an event of Force Majeure.

20.	ACCOUNTING AND OTHER FINANCIAL REPORTS

20.1	The Board of Directors shall ensure that the Company maintains accurate and complete accounting and other financial records in accordance with generally accepted accounting principles in Malaysia.

20.2	At the end of each accounting period, the books, records and accounts of the Company shall be audited at the expense of the Company by the auditors appointed by the Company.

20.3	The Directors of the Company shall have full and complete access to the books, records, accounts and supporting documents maintained by the Company during the Company’s normal business hours.

21.	SALE AND TRANSFER OF SHARES

Any party to this Agreement shall be at liberty at any time to sell, transfer, or otherwise dispose of its shares or any part thereof to a nominee or a related company (within the definition of the term “related” in Section 6 of the Companies Act 1965) or to any director of its related company subject to the consent in writing of the other parties whose consent shall not be unreasonably withheld.  The party selling, transferring or otherwise disposing of its shares or any part thereof shall remain liable as primary obligor and not just as guarantor to ensure that the obligations and covenants of this Agreement are complied with.

22.	RIGHT OF FIRST REFUSAL

22.1.	The parties to this Agreement may sell, transfer or otherwise dispose of its shares at any time only by serving written notice to the other party in accordance with the provisions of this Clause.

22.2
If at any time any of the parties to this Agreement proposes to sell, transfer or otherwise dispose all but not part only of its shares that party shall first offer the shares to the other parties hereto (in proportion to their then existing shareholding in the Company) at a fair market value to be certified by a qualified person appointed by the Company and such determination made shall be deemed to be made as an expert and shall be final, conclusive and binding on the parties.  The other parties or any of them shall have thirty (30) days in which to accept any such offer.  If the other parties or any of them do not accept any such offer within such period, the party making the offer may thereafter sell, transfer or otherwise dispose of all but not some only of its shares to any other person not later than ninety (90) days from the non-acceptance of the offer to the Members, at a price no less than the fair market value certified by a qualified person subject to the consent of the other parties which consent shall not be unreasonably withheld and PROVIDED ALWAYS that such other person covenants with the existing shareholders to observe this Agreement and to perform all the obligations of the transferor under this Agreement including guaranteeing and/or providing security for any financing taken by the Company or providing shareholders’ loan before such other person shall be treated as a shareholder for the purposes of this Agreement.

22.3
The costs of  the valuation in connection with the certification of the fair market value shall be borne in equal proportion by the parties proposing to sell, transfer or dispose of its shares and the party wishing to acquire the shares.

22.4.
The parties hereto hereby give all necessary authority to the directors of the Company to execute any document or instrument or perform any act on behalf of any party hereto in order to consummate and give legal effect to the sale and purchase of the shares pursuant to this Clause in the event that such party shall fail to do the same.

22.5
Prior to or upon the completion of the sale of shares pursuant to this Clause the party selling its shares shall procure the resignations of its appointees on the Board acknowledging that they each have no claim for compensation damages or otherwise against the Company or the party purchasing the shares.

23.	RELATIONSHIP AMONG THE PARTIES

The relationship of the parties hereto under and in relation to this Agreement shall be limited to the matters herein contained and what is provided for by law as the liability of a shareholder of the Company, and nothing herein provided shall be considered or interpreted as constituting the relationship of the parties hereto as a partnership, association or other relationship in which any party may be liable for the acts or omissions of the other parties, nor shall anything herein contained be considered or interpreted as constituting any party as the general agent of the other parties.

24.	PERFORMANCE OF AGREEMENT

Each of the parties hereto agree to exercise its voting rights for the time being in the Company and to take such steps as for the time being lie within its power to procure that the Company performs and observes the provisions of this Agreement which the Company would be liable to perform as if it has been joined as a party to this Agreement.

25.	SURVIVAL OR RIGHTS, DUTIES AND OBLIGATIONS

Termination of this Agreement for any cause shall not release any party hereto from any liability which at the time of termination has already accrued to the other parties hereto or which thereafter may accrue in respect of any act or omission prior to such termination.

26.	SUCCESSORS BOUND

This Agreement shall be binding on the successors in title, executors and permitted assigns of the parties hereto.

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IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed by their duly authorised representatives.

Secured Digital Applications, Inc.

By:	/s/ Patrick Soon-Hock Lim
Name: Patrick Soon-Hock Lim
Title: Chairman & CEO

Active Valor International Limited

By:	/s/ K.B. Bujang
Name: K.B. Bujang
Title: Director of Operations

DigitalApps Sdn Bhd

By:	/s/ Valerie Hoi-Fah Looi
Name: Valerie Hoi-Fah Looi
Title: Director